Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Rambus Canada Inc.
Rambus Controllers, Inc.
Rambus Delaware LLC
Rambus International Ltd.
Rambus K.K. (Japan)
Rambus Ltd. (Grand Cayman Islands, BWI)
Rambus Chip Technologies (India) Private Limited
Rambus Korea, Inc. (South Korea)
Rambus France SAS
Rambus Global Inc.
Rambus Information Technology Consulting (Shanghai) Co. Ltd.
Rambus UK Ltd.
Rambus ROTW Holding B.V.
Cryptography Research, Inc.
Mozaik Multimedia, Inc.
Unity Semiconductor Corporation
AnalogX Inc. (Canada)
PLDA Group (France)
PLDA Ltd (Bulgaria)
PLDA SAS (France)
PLDA Inc. (United States of America)
Hardent Inc. (Canada)